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                                                                    EXHIBIT 21.1

                           Subsidiaries of COPE, Inc.

COPE Holding AG, A Swiss stock corporation
COPE AG, a Swiss stock corporation,
COPE GmbH, A German stock corporation,
COPE GesmbH, , an Austrian stock corporation
Hicomp Software Systems GmbH, a German stock corporation.